Exhibt 99.2
C R O S S	News Release
Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Dave Mossberg Investor Relations Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. Cross Announces Significant Share Repurchase

    Company Buys Back 1.25 Million (9%) Outstanding Shares for $5 million
    Non-Company Investors Purchase 1.185 Million Shares

LINCOLN, R.I., July 8, 2010 (GLOBE NEWSWIRE) -- A.T. Cross Company (NASDAQ: ATX) announced today that it has repurchased 1.25 million shares of the Company's Class A common stock for approximately $5 million. All of the shares were purchased from Mr. Galal Doss, a member of the Company's Board of Directors. This is the second significant repurchase transaction announced since December 2009, when the Company acquired 1.5 million shares from Mr. Doss. Combined, these two transactions total 2.75 million shares or 18% of the shares outstanding at an average purchase price of $3.68 per share.

Further, seven investors have purchased nearly 1.2 million shares from Mr. Doss in privately negotiated transactions.

Upon completion of the transactions, Mr. Doss will hold approximately 330,000 Class A common shares.

David G. Whalen, President and CEO of A.T. Cross stated, "I am pleased that our capital position allowed us to once again respond to the opportunity to repurchase shares of A.T. Cross stock from Mr. Doss. Further, it is encouraging to see other investors join the Company's shareholder ranks. I am confident that the stock purchase announced today, as well as the repurchase we made in December 2009, will prove to be a wise use of Company capital."

Mr. Whalen continued "Our business performed very well during the first half of 2010 and I look forward to answering questions regarding the share transactions, as well as discussing our second quarter and year-to-date results, on July 28, 2010."

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About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected impact of the Company's strategies to invest in its brands and build shareholder value). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of July 8, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.